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                                                                Attorneys at Law
                                                     3500 One First Union Center
KILPATRICK STOCKTON LLP                                 301 South College Street
                                            Charlotte, North Carolina 28202-6001
                                                         Telephone: 704.338.5000
                                                         Facsimile: 704.338.5125


July 30, 1998


First Union Residential Securitization Transactions, Inc.
One First Union Center
Charlotte, North Carolina  28288-0600

         Re: FURST Mortgage Loan Trust 1998-B, Mortgage Pass-Through
             Certificates, Series 1998-B

Ladies and Gentlemen:

           We have acted as special counsel for First Union Residential Securitization Transactions, Inc. (the "Depositor"), a North Carolina corporation, in connection with the purchase of certain first lien, fixed rate mortgage loans (the "Mortgage Loans") pursuant to the Mortgage Loan Purchase Agreement, dated as of July 1, 1998 (the "Purchase Agreement") between First Union National Bank, as seller (the "Seller"), and the Depositor, and the sale by the Depositor of the Mortgage Loans to FURST Mortgage Loan Trust 1998-B (the "Trust") created by the Pooling and Servicing Agreement, dated as of July 1, 1998 (the "Pooling and Servicing Agreement") among the Seller, as master servicer and as trust adminstrator, the Depositor, and Norwest Bank Minnesota, National Association, as trustee and document custodian (the "Trustee" and the "Custodian"). In exchange for the Mortgage Loans, the Trust has issued to the Depositor two groups of Mortgage Pass-Through Certificates, Series 1998-B, with the first consisting of Class 1A-1, Class 1A-2, Class 1A-3, Class 1A-4, Class 1A-5, Class 1A-6, Class 1A-7, Class 1A-8, Class 1A-9, Class 1A-10, Class 1A-11, Class 1A-12, Class 1A-PO, Class 1A-WIO, Class A-R, Class 1M, Class 1B-1, Class 1B-2 (collectively, the "Group 1 Offered Certificates"), and Class 1B-3, Class 1B-4 and Class 1B-5 (collectively, the "Group 1 Private Certificates" and together, with the Group 1 Offered Certificates, the "Group 1 Certificates") and the second consisting of Class 2A, Class 2M, Class 2B-1 and Class 2B-2 (collectively, the "Group 2 Offered Certificates"), and Class 2B-3, Class 2B-4 and Class 2B-5 (collectively, the "Group 2 Private Certificates" and together, with the Group 2 Offered Certificates, the "Group 2 Certificates") (together, the Group 1 Certificates and the Group 2 Certificates, are sometimes collectively referred to herein as the "Certificates").

           The Depositor has sold the Group 1 Offered Certificates to First Union Capital Markets, a division of Wheat First Securities, Inc. ("First Union Capital Markets"), and Salomon Brothers, Inc. ("Salomon Brothers" and, together with First Union Capital Markets, the "Group 1 Underwriters") pursuant to the Underwriting Agreement, dated July 24, 1998


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July 30, 1998
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(the "Group 1 Underwriting Agreement") among the Depositor, the Seller and the
Group 1 Underwriters.

           The Depositor has sold the Group 2 Offered Certificates to First Union Capital Markets and PaineWebber Incorporated ("PaineWebber" and, together with First Union Capital Markets, the "Group 2 Underwriters") pursuant to the Underwriting Agreement, dated July 24, 1998 (the "Group 2 Underwriting Agreement") among the Depositor, the Seller and the Group 2 Underwriters.

           The Certificates represent the entire undivided beneficial interest in the assets of the Trust. The assets of the Trust will consist primarily of the Mortgage Loans. Terms not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

           In arriving at the opinions expressed below, we have examined such documents and records as we have deem appropriate, including the following:

           1.         Signed copies of the Group 1 and Group 2 Underwriting
                      Agreements.

           2. The registration statement (No. 333-3574) of the Depositor on form S-3 on file with the Securities and Exchange Commission (the "Commission"). Such registration statement on the date it was declared effective herein referred to as the "Registration Statement".

           3. The Prospectus, dated July 24, 1998 (the "Base Prospectus"), as supplemented by the Prospectus Supplement dated July 24, 1998, relating to the Offered Certificates (the "Prospectus Supplement") (such Base Prospectus, as so supplemented by the Prospectus Supplement, the "Prospectus").

           4.         A signed copy of the Purchase Agreement.

           5.         A signed copy of the Pooling and Servicing Agreement.

           6.         Specimens of the Certificates.

           As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon statements and representations of the responsible officers and other representations of the Depositor and of public officials and agencies.

           Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that the statements in the Base Prospectus under the headings "SUMMARY OF TERMS--Certain Federal Income Tax Consequences" and "--ERISA Considerations," "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS," "ERISA CONSIDERATIONS" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES," and


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July 30, 1998
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the statements in the Prospectus Supplement under the headings "SUMMARY OF TERMS
OF THE OFFERED CERTIFICATES--Certain Federal Income Tax Consequences" and "--ERISA Considerations," "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS,"
"CERTAIN FEDERAL INCOME TAX CONSEQUENCES" and "ERISA CONSIDERATIONS," to the extent that they constitute matters of federal law or legal conclusions with respect thereto, have been reviewed by us and are correct in all material respects with respect to those consequences or aspects that are discussed.

           In giving the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the State of North Carolina and the federal laws of the United States of America. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                Sincerely yours,

                                KILPATRICK STOCKTON LLP

                                /s/ Kilpatrick Stockton LLP